UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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HealthMarkets, Inc.

(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT

April 18, 2012

Dear Fellow Stockholder:

I cordially invite you to attend the 2012 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Thursday, May 10, 2012, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of Annual Meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that the Board of Directors is not soliciting proxies from the holders of the Class A-2 shares in connection with the Annual Meeting.

One of the purposes of the Information Statement is to give you important information regarding the HealthMarkets, Inc. Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets, Inc. We look forward to seeing you at the 2012 Annual Meeting.

Sincerely,

KENNETH J. FASOLA
President and Chief Executive Officer

HEALTHMARKETS, INC.

9151 BOULEVARD 26

NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Thursday, May 10, 2012 at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1.  To elect nine (9) directors to serve until our next annual stockholders’ meeting;

2.  To ratify the appointment of KPMG LLP to serve as the independent registered public accounting firm of HealthMarkets, Inc.; and

3.  Any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Members of the HealthMarkets, Inc. Board of Directors and stockholders holding approximately 88.8% of our outstanding Common Stock as of March 30, 2012, have indicated that they intend to vote in favor of electing the proposed slate of directors and ratifying the appointment of the independent registered public accounting firm of HealthMarkets, Inc. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: April 18, 2012

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2012 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD MAY 10, 2012

General

This Information Statement is being distributed in connection with the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (the “Company”, “we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on May 10, 2012, at 10:00 a.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the Annual Meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about April 18, 2012.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1.  The election of the slate of nine (9) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2.  The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2012; and

3.  Such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of Information Statement Materials for the Annual Meeting of Stockholders to be Held on May 10, 2012.

1.  This Notice of Annual Meeting, Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 are available on the “About HealthMarkets, Inc.” page of the Company’s website (http://www.healthmarketsinc.com).

2.  The following materials are available on the “About HealthMarkets, Inc.” page of the Company’s website (http://www.healthmarketsinc.com):

a.  Notice of Annual Meeting

b.  Information Statement

c.  Annual Report on Form 10-K

3.  If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas 76180.

4.  If you wish to attend the Annual Meeting and need directions, please contact us at (817) 255-5200.

Merger

On April 5, 2006, HealthMarkets, Inc. completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs

Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through the HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the private equity investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks (which was repaid in full on February 29, 2012), the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 30, 2012 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 27,450,452.6216 shares, or approximately 88.8% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from holders of the Class A-2 Common Stock.

Stockholders attending the Annual Meeting are welcome to vote at the Annual Meeting and may address any matters that may properly come before the Annual Meeting.

How Many Shares of HealthMarkets Common Stock Were Outstanding as of the Record Date?

As of March 30, 2012, our record date, 32,182,382.6216 shares of our Common Stock were issued and 30,905,157.6216 shares were outstanding, consisting of 27,921,510.6216 shares of Class A-1 Common Stock and 2,983,647.0000 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares Are Needed to Constitute a Quorum at the Meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the Annual Meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about April 18, 2012 and will hold our Annual Meeting on May 10, 2012.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended June 30, 2012, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Nine (9) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•

up to four directors (plus the number of Non-Investor Directors) nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•

one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•

the Company’s Chief Executive Officer, or such other executive officer as may be selected, which we refer to as the “Management Director,” to be nominated by Private Equity Investors holding a majority of the Class A-1 Common Stock held by Private Equity Investors; and

•

additional directors, which we refer to as the “Additional Directors,” including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu, Jason K. Giordano and David K. McVeigh for nomination as directors. The GS Investor Group has designated Adrian M. Jones for nomination as a director. The DLJ Investor Group has designated R. Neal Pomroy for nomination as a director. Kenneth J. Fasola has been designated as the Management Director. Phillip J. Hildebrand, Mural R. Josephson and Steven J. Shulman have been designated as Additional Directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2013 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

Name	Age	Biographical Information	Year First Elected Director
Phillip J. Hildebrand	59	Mr. Hildebrand has served as a Director of HealthMarkets, Inc. since June 2008 and as Chairman of the Board since April 1, 2011. He served as CEO of HealthMarkets, Inc. from June 2008 to September 2008, as President and CEO from September 2008 to September 2010, and as CEO from September 2010 to April 1, 2011. Mr. Hildebrand is a member of the Executive Committee, Audit Committee and Compliance & Governance Committee of the Board. He also served as a Director, Chairman and Chief Executive Officer of the Company’s insurance subsidiaries from September 2008 to April 1, 2011. He served as a Director and Chief Executive Officer of the Company’s Insphere insurance agency subsidiary from June 2009 until April 1, 2011. Prior to joining the Company, from 1975 to 2008, Mr. Hildebrand held several senior management positions with New York Life Insurance Company before retiring in 2008 as Vice Chairman. Mr. Hildebrand currently serves as a Director of DJO Incorporated and previously served as a Director of New York Life subsidiaries in Hong Kong and Taiwan and of MacKay Shields - an institutional investment manager. Mr. Hildebrand also served as a director of The American College, a non-profit private educational institution. He is also a past Director of the Million Dollar Round Table Foundation and LIMRA International.	2008
Kenneth J. Fasola	52	Mr. Fasola currently serves as a Director and as President and CEO of HealthMarkets, Inc. Mr. Fasola previously served as a Director, President and Chief Operating Officer of HealthMarkets, Inc. from September 2010 and to April 1, 2011. Mr. Fasola is a member of the Executive Committee of the Board. He also serves as a Director, President and CEO of the Company’s insurance subsidiaries and of the Company’s Insphere insurance agency subsidiary. Prior to joining the Company, from 2009 to 2010, Mr. Fasola was responsible for overseeing Humana’s individual major medical, specialty and supplemental insurance operations. From 2002 through 2008, Mr. Fasola was with UnitedHealth Group, serving as Chief Executive Officer of Secure Horizons, the nation’s largest Medicare Advantage insurer, CEO of UnitedHealth Group’s Central Region and President of United Healthcare Lines of Business. From 1990 to 2002, Mr. Fasola held several executive and senior level management positions at Humana, including Chief Operations Officer of Market Operations, Senior Vice President for the Office of the Chairman, and Senior Vice President of Sales, Marketing and Business Development. Mr. Fasola serves on the advisory board of Pennsylvania State University, Schreyer Honors College and previously served on the board of directors of Connextions, Inc., a technology-based business process outsourcing firm.	2010

Name	Age	Biographical Information	Year First Elected Director
Chinh E. Chu	45	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006, and from February 2009 to April 1, 2011. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. He currently serves as a director of Alliant Insurance Services, Inc., Bayview Asset Management, LLC, DJO Incorporated, Catalent Pharma Solutions, Inc., SunGard Data Systems, Inc., Graham Packaging Holdings Company, BlueStar, Bank United and AlliedBarton Security Services. Mr. Chu was formerly a director of Celanese Corporation and Financial Guaranty Insurance Company.	2006
Jason K. Giordano	33	Mr. Giordano has been a director of the Company since February 2009 and is a member of the Audit Committee and Investment Committee of the Board. Mr. Giordano joined The Blackstone Group in 2006 and is a Principal in the Corporate Private Equity Group. Prior to joining Blackstone, Mr. Giordano attended Harvard Business School from 2004 to 2006 and worked in the private equity group at Bain Capital from 2002 to 2004. Prior to that, Mr. Giordano worked as an investment banker with Goldman, Sachs & Co. Mr. Giordano also serves as a director of Pinnacle Foods Group and Polymer Group, Inc.	2009
Adrian M. Jones	47	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Investment Committee and the Nominating Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones currently serves as a director of Dollar General, Education Management Corporation, Biomet, Signature Hospital Holdings, Michael Foods and Sagittarius Brands.	2006

Name	Age	Biographical Information	Year First Elected Director
Mural R. Josephson	63	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee, Executive Compensation Committee and Compliance & Governance Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), until December 2009, Mr. Josephson served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson was a licensed Certified Public Accountant in Illinois for 30 years, and is a member of the American Institute of Certified Public Accountants. He currently serves as a director of SeaBright Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) and Argo Group International Holdings, Ltd. (a publicly-traded company providing insurance and reinsurance products globally). He previously served as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage).	2003
David K. McVeigh	44	Mr. McVeigh began serving as a member of the Board in February 2009. He also serves as a member of the Compliance & Governance Committee, Investment Committee and Nominating Committee of the Board. Mr. McVeigh joined The Blackstone Group in 2006 and is an Executive Director in the Corporate Private Equity Group. Before joining Blackstone, Mr. McVeigh was a partner with McKinsey and Company, where he was employed from 1994 to 2006. Mr. McVeigh also serves as a director of Biomet and RGIS.	2009
R. Neal Pomroy	51	Mr. Pomroy has served as a director of the Company since April 2010 and is a member of the Executive Committee, Investment Committee and Nominating Committee of the Board. Mr. Pomroy is a Partner and Managing Director and Global Operating Partner of DLJ Merchant Banking Partners, Credit Suisse’s flagship private equity investment business. He joined DLJ Merchant Banking Partners in 2004. Prior to joining DLJ Merchant Banking Partners, Mr. Pomroy was a Managing Director with Mercer Management Consulting, head of the Private Equity and Mergers & Acquisition practice — North America, and where he held several senior management positions including the North American Operating Committee and New York Region Head. From 1983 to 1987, Mr. Pomroy worked in leveraged buyout finance and private equity for Bank of Boston. Mr. Pomroy is a Director of DenMat Corporation, Hard Rock Hotel Holdings, LLC, The Service Companies, Inc., Integro, Ltd. and Peachtree Holdings.	2010

Name	Age	Biographical Information	Year First Elected Director
Steven J. Shulman	59	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee and Audit Committee of the Board. He currently is a Senior Advisor of Warburg Pincus, LLC, a private equity firm providing investments in information technology, healthcare, media, communications, energy, financial and business services, and an operating partner at Water Street Healthcare Partners (a middle market private equity firm focused exclusively on healthcare) and Tower 3 Partners (a distressed middle market private equity firm). He previously served as Chairman and CEO of Magellan Health Services, Inc. (Nasdaq:MGLN), a manager of behavioral health and radiology benefits, from 2003 until February 2008. Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and CEO from 2000 to 2003. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and CEO from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a NYSE-listed specialty managed healthcare company, and served as a Director and President of its Pharmacy and Disease Management Group from 1987 to 1997. Mr. Shulman also serves as a director of Digital Insurance (a private employee benefit service company), Broadlane (a private healthcare supply chain management company), CareCentrix (a private home healthcare benefits management company), AccessMediquip (a private surgical implant device benefits manager), and HealthPlan Holdings (a healthcare information management company focusing on the individual marketplace).	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2011 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2011. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, during 2011, Mr. Fasola received no compensation for his service as a director and Mr. Hildebrand received no compensation for his service as a director during the period in which he was employed by the Company. Messrs. Chu, Giordano, Jones, McVeigh and Pomroy, members of our Board designated by the Private Equity Investors, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. In 2011, we awarded 7,500 stock option grants to each of our independent directors (Messrs. Josephson and Shulman). We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Phillip J. Hildebrand(1)	168,750	—	—	—	—	—	168,750
Kenneth J. Fasola	—	—	—	—	—	—	—
Chinh E. Chu	—	—	—	—	—	—	—
Jason K. Giordano	—	—	—	—	—	—	—
Adrian M. Jones	—	—	—	—	—	—	—
Mural R. Josephson(2)	200,000	—	33,150	—	—	—	233,150
David K. McVeigh	—	—	—	—	—	—	—
R. Neal Pomroy	—	—	—	—	—	—	—
Steven J. Shulman(3)	150,000	—	33,150	—	—	—	183,150

(1)	Following his employment with the Company, Mr. Hildebrand was appointed Chairman of the Board effective April 1, 2011. Mr. Hildebrand receives annual retainers (pro-rated based on the portion of the year that he did not serve as an employee of the Company) for the following: Board membership — $100,000; Chairmanship of the Board — $50,000; Executive Committee membership — $25,000; Audit Committee — $25,000; Compliance and Governance Committee — $25,000. Mr. Hildebrand’s director’s fees have also been included in the All Other Compensation column of the Summary Compensation Table.

(2)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000; Compliance and Governance Committee — $25,000.

(3)	Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000; Audit Committee — $25,000.

(4)	The independent directors were each granted 7,500 stock options on March 15, 2011. The stock options vest in equal 20% installments on each of the first five anniversaries of the grant date and vest in full upon a Change in Control. The grant date fair value of the stock options was computed in accordance with FASB ASC Topic 718. At December 31, 2011, stock option awards for the independent directors were outstanding as follows: Josephson — 4,054 vested options at an exercise price of $22.55 per share and 7,500 unvested options at an exercise price of $9.25 per share; and Shulman — 6,757 vested options at an exercise price of $22.55 per share and 7,500 unvested options at an exercise price of $9.25 per share.

Background and Experience of Directors

As discussed above, pursuant to the terms of the Company’s Stockholders Agreement, all directors of the Company other than Mr. Fasola (our Management Director), Mr. Hildebrand (our non-management Chairman)

and Messrs. Josephson and Shulman (our independent directors) are nominated or designated by investment affiliates of the Private Equity Investor Groups. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of the Company’s business. In particular, Messrs. Chu, Giordano and McVeigh (designated by the Blackstone Investor Group), Mr. Jones (designated by the GS Investor Group) and Mr. Pomroy (designated by the DLJ Investor Group) have significant financial, investment and strategic business planning experience and have served as directors of portfolio companies of the Private Equity Investor Groups. Mr. Hildebrand, our Chairman, has extensive management experience in the insurance industry, having served as a director and CEO of HealthMarkets, Inc. from 2008 to 2011 and, prior to that, for many years in senior management roles and as a director for New York Life Insurance Company or its subsidiaries. Mr. Fasola, our President and Chief Executive Officer, has extensive successful experience in the health insurance industry, honing his skills over a 26-year career that includes senior executive roles with two of the nation’s leading health insurance carriers, Humana Inc. and UnitedHealth Group. Our independent directors bring extensive management, financial and/or accounting experience from the insurance and health care industries. Specifically, Mr. Josephson, the Chairman of our Audit Committee, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules, by virtue of his years of experience with a major independent public accounting firm, as well as in various senior management and board positions. Mr. Shulman brings extensive experience as a founder, chairman, chief executive officer and/or director of a number of businesses in the health services and insurance industries.

Board Leadership Structure

Mr. Chu, who is a representative of The Blackstone Group, our majority stockholder, led the Company as Chairman of the Board until April 1, 2011, at which time Mr. Hildebrand was appointed Chairman of the Board. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and the Chief Executive Officer positions is appropriate for our business and delineates the separate roles of management and directors. In his capacity as Chief Executive Officer, Mr. Fasola provides the day-to-day leadership of the Company. As our Chairman, Mr. Hildebrand is the principal representative of the Board of Directors and leads the Board in the performance of its duties, including presiding over all Board meetings he attends.

Role of Board in Risk Oversight

The Company is exposed to a number of risks, including, among others, economic, financial, operational and regulatory risks. The Company’s management is responsible for the day-to-day management of these risks, while the Board as a whole is responsible for the oversight of such risk. The Audit, Executive Compensation, Compliance & Governance and Investment Committees each play an important role in assisting the Board to carry out its oversight responsibilities. The Audit Committee regularly meets with management, members of the Company’s internal audit department and the Company’s independent registered public accounting firm to address any significant financial risk exposure, including disclosure controls and procedures and internal control over financial reporting. The Executive Compensation Committee assists the Board with risk oversight by administering and evaluating the Company’s compensation programs and practices for its highest paid executives, so that these compensation practices meet the Company’s objectives and do not encourage employees to take excessive risks. In addition to the evaluation of compensation for the highest paid executives undertaken by the Executive Compensation Committee, a group of management personnel, including representatives from the finance, human resources, internal audit and legal functions, undertake a more comprehensive analysis of all compensation programs for employees of the Company and evaluate whether such compensation programs (after taking into account potential likelihood and impact) present inherent risk and whether, after taking into account mitigating factors (for example, vesting periods, duration of arrangement and number of participants), these compensation programs present any residual risk. The management group conducted this analysis utilizing an online tool to capture the risk assessments for each compensation program. The group then met to review the assessments provided by the online tool and made any necessary adjustments. After conducting this analysis and discussing the results as a group, the management group determined that, consistent with the Executive Compensation Committee’s approach to compensation for the Company’s highest paid executives, the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was provided to the Executive Compensation Committee and the Committee had the opportunity to review and discuss with members of management.

The Compliance & Governance Committee assists with risk oversight by overseeing, among other things, the Company’s compliance and regulatory functions, including oversight of the integrity of the Company’s compliance with legal and regulatory requirements and overall compliance program. The Investment Committee coordinates with the Investment/Finance Committee of the Company’s insurance subsidiaries in supervising and implementing investments by the Company and these subsidiaries, to ensure that these investments do not present excessive risk to the Company.

Director Independence

The Board has determined that Messrs. Josephson and Shulman are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Fasola is not “independent” due to his affiliation with the Company and Mr. Hildebrand is not “independent” due to his employment with the Company that ended on April 1, 2011. Messrs. Chu, Giordano, Jones, McVeigh, and Pomroy are not “independent” due to their respective affiliations with the Private Equity Investors.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. None of the Company’s then directors attended the Annual Stockholder Meeting held May 23, 2011.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “About HealthMarkets, Inc.” on the Company’s website (http://www.healthmarketsinc.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-Management Directors individually or as a group. All communications should be directed to our Corporate Secretary at HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the “Contact Us” link. The envelope for any mailings should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2011, the Board of Directors met six (6) times and took action on other occasions by unanimous written consent of its members. Each member of the Board of Directors who held such position in 2011 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such director served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the current composition of the committees.

Director	Audit		Executive		Investment		Compliance & Governance		Nominating		Executive Compensation
Phillip J. Hildebrand	x		x				x
Kenneth J. Fasola			x
Chinh E. Chu			x	*					x	*	x	*
Jason K. Giordano	x				x	*
Adrian M. Jones			x		x				x		x
Mural R. Josephson	x	*					x				x
David K. McVeigh					x		x	*	x
R. Neal Pomroy			x		x				x
Steven J. Shulman	x										x
Fiscal 2011 Meetings	4		0		4		4		0		5

x	—Committee Member
*	—Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson was a licensed Certified Public Accountant in Illinois for 30 years, and is a member of the American Institute of Certified Public Accountants. In addition to Mr. Josephson, Mr. Shulman is an “independent” director and serves on the Audit Committee. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number (877-778-5463) or by accessing Report-It (http://www.reportit.net), a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-Management Directors, c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or Bylaws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. Although the Committee did not meet during the Company’s 2011 fiscal year, the Committee took action on selected occasions by unanimous written consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries. None of the members of the Investment Committee are “independent.”

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company and also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become directors and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director, and has not established a specific diversity policy. However, it is the Board and the Nominating Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Board and the Nominating Committee take into account a candidate’s specific background, training, knowledge, experience and other personal attributes, in an effort to provide a diverse mix of capabilities and viewpoints on the Board of Directors.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2013 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 no later than December 19, 2012 (see “Stockholder Proposals for the 2013 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates for election to the Board at the 2012 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Executive Compensation Committee evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Executive Compensation Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

A subcommittee of the Executive Compensation Committee (the “Subcommittee”) consisting solely of two (2) outside directors (Mr. Josephson and Mr. Shulman) has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Consultant

Under its charter, the Executive Compensation Committee is empowered to engage an independent consultant. The Executive Compensation Committee engaged Compensation Resources in 2011 as its independent compensation consultant to provide an externally focused perspective and specialized compensation expertise. Compensation Resources reports directly to the Executive Compensation Committee and does not perform any separate services for management. The Executive Compensation Committee (and the Subcommittee) uses information provided by Compensation Resources to augment the information provided by management (including management’s compensation recommendations) and to help in the evaluation of the effectiveness and fairness of our compensation programs and practices. Compensation Resources provides recommendations and information to the Executive Compensation Committee regarding: (i) appropriate compensation levels for our executives, (ii) general compensation plan design, and (iii) current and emerging industry trends and best practices.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2011, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Code of Ethics

The Company has a Code of Ethics that applies to all of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and the Board. A copy of this Code is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Company intends to disclose any changes in or waivers from its Code of Ethics by posting such information on its website or by filing a Form 8-K.

COMPENSATION DISCUSSION AND ANALYSIS

In 2011, most of the Company’s significant compensation decisions related to developments in the core aspects of our business that are fundamental to the Company’s corporate strategy and long term focus, specifically — business opportunities that allow us to maximize the value of our independent agent sales force, with particular focus on the sale of third-party health insurance products underwritten by non-affiliated insurance companies and the sale of supplemental insurance products underwritten by the Company’s insurance subsidiaries.

During this period, Insphere Insurance Solutions, Inc. (“Insphere”), the Company’s insurance agency subsidiary created in 2009, continued to grow and gather momentum. Insphere increased total sales production, continued to maintain strong relationships with its third party insurance carrier partners, developed a number of new carrier relationships, grew its product portfolio and became a national Medicare distribution leader. In a year in which many health insurance companies significantly reduced commissions for individual health products to comply with the requirements of national health care reform, causing many of Insphere’s peers to shrink or withdraw from the market, Insphere increased the number of its recruits, retained the vast majority of its top performing agents and dramatically increased cross-selling opportunities. In 2011, the Company’s management also continued its efforts to make Insphere more efficient, by streamlining its organizational and compensation structure.

In 2011, we also made tremendous strides expanding our supplemental insurance product business underwritten by the Company’s insurance subsidiaries. Beginning in late 2010 and continuing in 2011, The Chesapeake Life Insurance Company (“Chesapeake”), an indirect wholly-owned subsidiary of the Company, introduced an extensive supplemental product portfolio currently available in 46 states. Chesapeake’s supplemental products are marketed primarily under the SureBridge Insurance brand and distributed by Insphere agents as well as other independent, third party producers. Our supplemental product offerings include dental and vision, disability, critical illness, accident, hospital indemnity and bundled/multi-benefit products. Our Chesapeake supplemental product sales more than doubled from 2010 to 2011. In the future, we expect to place an increasing emphasis on our supplemental product offerings, which are generally not subject to national health care reform legislation.

For a further discussion of our performance in 2011, see “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Our highest paid executives were rewarded in 2011 for their efforts relating to the ongoing development and implementation of the Company’s corporate strategy, including the continued growth of our relatively new Insphere business and expansion of the Chesapeake supplemental insurance business in a difficult regulatory and business environment.

Our management team continued to evolve and develop in 2011. As contemplated at the time of his hiring, Kenneth J. Fasola was promoted to Chief Executive Officer effective April 1, 2011. Upon the appointment of Mr. Fasola as Chief Executive Officer, Mr. Hildebrand stepped down as our Chief Executive Officer and was contemporaneously elected Chairman of the Company’s Board of Directors for a one year term. It is anticipated that Mr. Hildebrand will continue to serve in his capacity of Chairman following the 2012 Annual Stockholder Meeting. In addition, the employment of B. Curtis Westen, our Executive Vice President and General Counsel, and Jack V. Heller, our Senior Vice President and Chief Distribution Officer, with the Company terminated during the third quarter of 2011. Mr. Westen continued to provide services as a consultant through December 31, 2011. Finally, in September 2011, the Company hired Mark H. Smith to become Senior Vice President and Chief Operating Officer of Insphere. Our management team continues to have significant experience in the insurance business and will continue to develop and implement the corporate strategy, building on our recent successes.

What are the Company’s compensation objectives?

The Company’s compensation objectives are to support and enhance the Company’s overall business strategy and goals, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. Our executive compensation program is designed to effectively and appropriately compensate our executives and guide their activities in response to the targeted incentives we provide.

Who is responsible for evaluating and administering executive compensation?

The Executive Compensation Committee (the “Committee”) administers the Company’s compensation programs and remuneration arrangements for the Company’s Named Executive Officers (as defined below). As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation

in Compensation Decisions,” two of the four members of the Committee are not considered “independent.” A subcommittee of the Committee consisting solely of two (2) outside directors has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Who are the Company’s Named Executive Officers?

For 2011, the seven (7) executive officers included in the Summary Compensation Table on page 29, and which are referred to as “Named Executive Officers” throughout this section, are:

•	Kenneth J. Fasola, President and Chief Executive Officer*;

•	K. Alec Mahmood, Senior Vice President and Chief Financial Officer;

•	Derrick A. Duke, Senior Vice President, Treasurer and Chief Insurance Operating Officer;

•	Mark H. Smith, Senior Vice President and Chief Operating Officer – Insphere Insurance Solutions, Inc. (effective October 3, 2011);

•	Phillip J. Hildebrand, Chairman and Former Chief Executive Officer*;

•	Jack V. Heller, Former Senior Vice President and Chief Distribution Officer (Mr. Heller’s employment with the Company terminated effective September 15, 2011); and

•	B. Curtis Westen, Former Executive Vice President and General Counsel (Mr. Westen’s employment with the Company terminated effective August 12, 2011).

*	On March 16, 2011, as contemplated at the time of Mr. Fasola’s hiring, Mr. Fasola was appointed the Company’s Chief Executive Officer, effective April 1, 2011. In connection with the effectiveness of Mr. Fasola’s appointment as Chief Executive Officer, Mr. Hildebrand stepped down as the Company’s Chief Executive Officer and was elected Chairman of the Company’s Board of Directors.

Does the Committee use an outside consultant for advice?

In 2011, the Committee engaged Compensation Resources, an independent compensation consultant, to perform an overall review of our executive and employee compensation plans and programs, as well as to provide general advice on compensation program design. The compensation consultant reports directly to the Committee and, as directed by the Committee, may work with management and the Chairperson of the Committee. Compensation Resources did not provide any other services to the Company in 2011.

Compensation Resources, at the Committee’s request, provides independent advice on current trends in compensation design, including proxy analysis of the compensation of executive officers at companies in our peer groups (as further described below), the pros and cons of particular forms of compensation in relation to our business strategy and compensation philosophy, compensation levels, appropriate mix of compensation and emerging compensation practices.

What role do Named Executive Officers play in setting compensation?

Our Chief Executive Officer recommends bonuses and compensation adjustments for his direct reports including each of the other Named Executive Officers. The Committee then takes these recommendations into consideration in setting compensation for each of the other Named Executive Officers. Our Chief Executive Officer does not make any recommendations to the Committee with respect to his own compensation.

To what extent does the Committee use external data to compare executive compensation?

As described above, the Committee engaged Compensation Resources in 2011 to perform an overall review of our compensation plans and programs. As part of this review, Compensation Resources provided the Committee with external data for its review and consideration.

In addition to many other factors considered by the Committee, the Committee takes into account the compensation practices of comparable companies provided by Compensation Resources in formulating our compensation program. Recognizing that the peers included in the peer groups (listed below) may be bigger or smaller than the Company and that officer positions listed in the proxy vary from company to company, the data is used as a general indicator of compensation trends and pay levels.

For 2011, the Committee considered the compensation practices at the following peer companies in setting compensation for our Named Executive Officers:

Accident, Life and Health Insurance Peer Companies

American Equity Investment Life Holding	Dephi Financial Group Inc.
FBL Financial Group	Independence Holding Company
Kansas City Life Ins. Company	National Western Life
Phoenix Companies Inc.	Presidential Life Corporation
Protective Life Corporation	Stancorp Financial Group
Symetra Financial Corporation

Insurance Agents, Brokers & Service Peer Companies

Brown & Brown Inc.	Corvel Corp
Crawford & Co.	Erie Indemnity Company
Arthur J. Gallagher & Company	National Financial Partners Corporation
Verisk Analytics Inc.

In addition to reviewing the compensation data from public disclosures for the above-mentioned companies, Compensation Resources also considered several published proprietary compensation surveys, both broad and narrow, in making its recommendations to the Committee.

How does the Company set compensation for its Named Executive Officers?

Named Executive Officer compensation for 2011 is generally based on the terms of their employment agreements or related compensation arrangements. The Company has entered into employment agreements or similar arrangements with each of its Named Executive Officers. In connection with the previously described transition within our senior management team, Mr. Hildebrand and Mr. Fasola entered into employment arrangements with the Company in September 2010. These arrangements provided for the terms of compensation for each of Mr. Hildebrand and Mr. Fasola during the Chief Executive Officer transition in 2011 and also provided for ongoing compensation for Mr. Fasola in his role as Chief Executive Officer.

In addition, both Mr. Westen and Mr. Heller entered into separation agreements in 2011 that provided for the terms of their separation from employment with the Company and the Company also entered into an independent contractor consulting agreement with Mr. Westen pursuant to which Mr. Westen provided consulting services and was paid consulting fees through December 31, 2011. The Company also entered into a letter agreement with Mr. Smith at the time he began his employment with the Company and entered into an employment agreement with Mr. Mahmood in August of 2011. Each of the employment arrangements described in this paragraph were reviewed and approved by the Committee after considering each of the components described below.

As more fully described below, the employment agreements and similar arrangements provide the compensation terms for Named Executive Officers, including in some cases guaranteed annual bonuses and other incentive opportunities.

What are the components of executive compensation?

We use a variety of compensation elements to achieve our executive compensation program goals. These components include base salary, annual bonus compensation, awards of stock options and restricted stock, long-term incentive plan awards, retention awards, employee benefit plans, and termination and change of control benefits provided pursuant to employment agreements. We also offer limited perquisites to certain Named Executive Officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. The base salaries of the Named Executive Officers for 2011 were generally based on the terms of their respective employment agreements, as adjusted for subsequent increases. Base salaries of the Named Executive Officers who are direct reports of the Chief Executive Officer are evaluated annually by the Committee, generally by the end of the first quarter. Other than with respect to Mr. Fasola, whose base salary increased from $700,000 to $750,000 in connection with his appointment as Chief Executive Officer, and Mr. Smith, who joined the Company in 2011, base salaries for each of the Named Executive Officers in 2011 did not change from 2010.

Annual Bonus Compensation

The annual bonus compensation program (the Management Incentive Plan or MIP) is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders. In 2011, the Committee established the 2011 MIP for its executives with specific performance goals that were established and communicated by the Committee to participants. The Committee established the following performance targets and thresholds for the 2011 MIP:

Performance Targets	Minimum Threshold	Target	Stretch	Weight
Harvest Capital (Year-end 2011 Holding Company Cash Balance)	$255.9M	$284.3M	$341.2M	20%
Increase Agent Cross-Sell Rate (Total Cross Sell Rate (% of health apps))	222.1%	246.8%	271.5%	20%
Agent Growth/First New Business (Year End Appointed Agent Count)	2,592	2,880	3,168	20%
3rd Party Distribution Expansion (Selling Agreements Signed and Onboarded)	UNH Only	UNH + 3 Others	UNH + 5 Others	20%
Increase Agent Productivity
• Commercial Health (apps per week)	1.9	2.1	2.3	20%
• Supplemental (apps per week)	2.7	3.0	3.3
• Association (apps per week)	1.4	1.6	1.8
• Life (apps per week)	1.6	1.8	2.0

Each of the performance targets is fully scalable on an individual basis between Minimum Threshold and Target and between Target and Stretch. The Committee selected these performance targets as they accurately capture the Company’s objectives for 2011 and the achievement of these performance targets was important to the Company’s success in 2011. In addition to the corporate performance targets set forth in the chart above, in making the final determination for individual annual bonuses, the Committee adjusts the actual bonus payment for the individual performance of each Named Executive Officer.

The Named Executive Officers had the following bonus opportunities in 2011:

Named Executive Officer	Target Opportunity	Maximum Opportunity
Kenneth J. Fasola	100% of base salary	200% of base salary
K. Alec Mahmood	75% of base salary	150% of base salary
Derrick A. Duke	75% of base salary	150% of base salary
Mark H. Smith	50% of base salary	N/A
Phillip J. Hildebrand	133.33% of base salary	266.66% of base salary
Jack V. Heller	75% of base salary	150% of base salary
B. Curtis Westen	100% of base salary	200% of base salary

The bonus opportunities set forth above are generally based on the terms of the employment agreements or a similar arrangement with each Named Executive Officer and are established based on the officer’s position, skills, experience, responsibility, and potential impact on Company performance.

In connection with a retention program implemented by the Company in 2010, a portion of the 2011 annual bonus was guaranteed for each of Messrs. Mahmood, Duke, Heller and Westen. The retention program provided that each of Messrs. Mahmood, Duke, Heller and Westen were guaranteed 50% of their target bonus for 2011, provided that they remained employed through December 31, 2011 (subject to earlier vesting in the case of a change of control combined with certain qualifying terminations of employment). In addition, Mr. Smith had a bonus guarantee for 2011 in his letter agreement equal to 50% of his annual base salary, prorated for the portion of 2011 that he was employed. While the annual bonus program generally requires that each Named Executive Officer remain employed through the end of the applicable fiscal year, portions of the guaranteed bonus for those who participate in the retention program are paid in equal pro rata installments on a quarterly basis (in some cases in advance of the end of the applicable fiscal year), but 75% of the gross amount of any annual bonus payment made prior to the end of the applicable fiscal year is subject to clawback by the Company based on specified termination events. The Company agreed to provide these guarantees as an incentive to retain the executives in light of the Company’s changing corporate strategy and the transition associated with the launch and development of the Company’s Insphere business in 2010. The Company determined that providing the Named Executive Officers with some certainty with respect to annual bonus compensation was essential for maintaining focus during a challenging time for the Company and the industry.

The retention program also provides that Messrs. Mahmood and Duke are eligible for a guaranteed bonus equal to 50% of their target bonus for 2012, subject to their continued employment through December 31, 2012 (unless, with respect to the guaranteed bonus in 2012, the bonuses are earlier vested in the case of a change of control combined with certain qualifying terminations of employment).

The non-guaranteed portions of each Named Executive Officer’s annual bonus compensation with respect to performance in 2011 were subject to the annual performance criteria set forth above. At its meeting on February 7, 2012, the Committee evaluated the Company’s performance in 2011. In reviewing the Company’s 2011 performance, the Committee determined that the corporate performance factors were achieved at the following levels:

Performance Targets	Actual	Weight	Achieved
Harvest Capital (Year-end 2011 Holding Company Cash Balance)	$450M	20%	30%
Increase Agent Cross-Sell Rate(Total Cross Sell Rate (% of health apps))	222.9%	20%	10%
Agent Growth/First New Business (Year End Appointed Agent Count)	2,951	20%	10%
3rd Party Distribution Expansion(Selling Agreements Signed and Onboarded)	UNH + 5 Others	20%	20%
Increase Agent Productivity
• Commercial Health (apps per week)	2.1	20%	20%
• Supplemental (apps per week)	3.9
• Association (apps per week)	1.6
• Life (apps per week)	1.8

Based on the achievement of the performance targets set forth above, the Committee determined that, with respect to the corporate performance portion of the 2011 MIP, the aggregate bonus pool available would be set at 90% of target, with specific bonuses paid at levels below, at, or above 90% of target based on individual performance evaluations.

In adjusting individual performance, for each of the Named Executive Officers other than Mr. Fasola, the Committee was presented with Mr. Fasola’s evaluation of the Named Executive Officers’ individual performance for 2011. With respect to Mr. Fasola, the Committee independently evaluated his performance during 2011. Each evaluation included a review of the competencies required to be an executive officer at the Company, including accountability, communications, drive for results, integrity, judgment and teamwork/collaboration, as well as a holistic view of the individual’s contributions to the Company during 2011.

As a result, the Named Executive Officers earned the following annual bonuses for 2011:

Named Executive Officer	Guaranteed Bonus	Performance Bonus	Total Bonus
Kenneth J. Fasola*	$—	$811,438	$811,438
K. Alec Mahmood	$150,000	$122,000	$272,000
Derrick A. Duke	$150,000	$180,000	$330,000
Mark H. Smith(1)	$35,107	$—	$35,107
Phillip J. Hildebrand(2)	$200,000	$194,520	$394,520
Jack V. Heller	$75,000	$—	$75,000
B. Curtis Westen(3)	$175,000	$140,000	$315,000

(1)	Represents 90% of the pro-rata portion of a one-year guaranteed bonus for the time Mr. Smith was employed by the Company in 2011.

(2)	Represents pro-rata portion of Mr. Hildebrand’s target bonus for 2011 guaranteed by the terms of his Transition Agreement.

(3)	Represents 90% of Mr. Westen’s target bonus for 2011.

*	The Committee determined that, notwithstanding the terms of Mr. Fasola’s employment agreement, the Company should pay Mr. Fasola $663,904 (approximately 82% of his annual bonus) in cash and $147,534 (approximately 18% of his annual bonus) should be withheld to acquire shares of Company common stock. Mr. Fasola’s employment agreement provided that 50% of Mr. Fasola’s annual bonus would be withheld to acquire shares of Company common stock until such time as Mr. Fasola has acquired an additional $375,000 (after his initial investment of $375,000) in Company common stock at the fair market value of Company common stock on the date that the Company common stock was acquired. In making this decision, the Committee provided that Mr. Fasola will acquire additional Company common stock in order to offset this change in structure of the annual bonus with the proceeds from the sale of Mr. Fasola’s home, once it is sold.

Retention Bonuses

In June 2010, Messrs. Heller, Mahmood and Duke were granted retention bonus awards of $1.2 million, $1.125 million, and $1.125 million respectively. These retention bonus awards vest in three annual installments (25%, 25%, 50%), subject to continued employment through the applicable vesting date (with earlier vesting in the event of a change of control or certain qualifying terminations of employment). The first portion of the retention bonus vested on June 30, 2011 and the next two portions of the retention bonus will vest on June 30, 2012 and June 30, 2013, respectively. While the retention bonus payments are subject to vesting, they will be paid in equal pro rata installments on a quarterly basis (in some cases in advance of vesting), but 75% of the gross amount of any payment made prior to vesting is subject to clawback by the Company based on specified termination events. The Company granted these retention bonus awards, along with the guaranteed portion of annual bonus compensation (described above), in order to further incentivize key employees of the Company to remain motivated and focused during a period of changing corporate strategy for the Company and the transition associated with the launch and development of the Company’s Insphere business in 2010.

Stock Options and Restricted Share Awards — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors adopted the 2006 Management Stock Option Plan (as amended, the “2006 Plan”), in accordance with which options to purchase shares, restricted shares and restricted stock units of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Committee believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

Stock options granted to our Named Executive Officers are intended to provide a long-term incentive opportunity to the executives that also links the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer is based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. These options are included in the Grants of Plan Based Awards table on page 31 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

The only Named Executive Officer to be granted equity awards pursuant to the 2006 Plan in 2011 was Mr. Smith. In connection with commencing employment with the Company, Mr. Smith was granted a non-qualified stock option to purchase 75,000 shares common stock which vest in equal 20% installments on each of the first five anniversaries of the grant date.

Long-Term Incentive Plan Awards

The Company previously granted long term incentive awards (“LTIPs”) pursuant to the terms of the employment agreements (or any predecessor employment agreements) with each of Messrs. Hildebrand and Westen. The LTIPs are subject to achievement of the specified performance goals and continued employment with the Company through each applicable vesting date, and generally vest in three equal annual installments on each of the first, second and third anniversaries of the executive’s effective date of employment. The LTIP awards are intended to attract and retain key executives and to provide to such persons incentives and rewards for superior performance. The Committee believes that the LTIP awards help align the interests of key executives with those of the Company’s stockholders by providing these executives with an opportunity to earn additional compensation based upon achievement of specific performance goals. The Company did not grant any LTIP awards in 2011.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2011, the Company made certain matching contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. The Committee approved the 100% vesting of all active participants in the Employee Savings Plan effective January 1, 2011, including immediate full vesting for all new plan participants during 2011 that was not related to partial termination, returning to the graduated vesting schedule in prescribed increments over a four-year period in 2012 for all new plan participants.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees. The Company does not maintain a pension plan or non-qualified deferred compensation plan for the Named Executive Officers or its other employees.

Perquisites

Historically, the Company has not provided a broad array of perquisites and personal benefits to its Named Executive Officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in states other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2011, the Company provided a monthly car allowance for Mr. Hildebrand during the period in which he was employed and reimbursement of certain relocation, travel and/or housing expenses for Messrs. Fasola and Smith. The Company also maintains a club membership for use by Mr. Fasola for business development and entertainment purposes. Such perquisites were provided pursuant to employment agreements or similar arrangements with these executives. The Company furnished these executives with tax gross-ups for income attributable to certain of these payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 29 below.

Other

Prior to his appointment as an officer of the Company in December 2006, Mr. Heller served as an independent agent of the Company’s insurance subsidiaries for approximately 15 years, 11 of which he spent as a “regional sales leader.” Pursuant to his agent contract with the insurance subsidiaries, Mr. Heller is entitled to ongoing commissions for sales production during this period. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 29 below. The Committee did not take Mr. Heller’s commissions income into account when setting his compensation for 2011. Mr. Heller continues to be entitled to certain commission payments, subject to the terms of his separation agreement.

Severance Provisions in Employment Agreements

Under the terms of their current employment agreements or similar arrangements with the Company, the Named Executive Officers are entitled to certain payments in the event of their termination in certain specified circumstances. The level of severance and other severance benefits are set forth on pages 32-36. These levels were determined to be necessary in order to attract and retain our Named Executive Officers and were provided as part of the negotiations with each executive. Each of the Named Executive Officers (other than Mr. Smith) has agreed to post-termination non-competition and non-solicitation covenants that remain in effect for a period of one (1) year following termination of the executive’s employment. As a condition to receiving severance benefits, Mr. Smith has agreed to execute a release in a form reasonably acceptable to the Company that would include, but not be limited to, a release of claims against the Company, non-compete, confidentiality, non-disparagement and non-solicitation acknowledgments.

Each of the Named Executive Officers who was employed by the Company on December 31, 2011, except Mr. Smith, is entitled to change of control parachute excise tax gross-up protection on all payments and benefits due to the executive in connection with a change of control, unless the parachute payments exceed the applicable safe harbor (as defined in Section 280G of the Internal Revenue Code of 1986, as amended) by less than 10 percent in which case all payments will be reduced to the safe harbor. The Company agreed to provide the golden parachute excise tax gross-up as a way of mitigating the often arbitrary adverse effects of the tax on the Named Executive Officers and to provide them with comfort that the value intended to be provided to them in connection with a transaction would not be diminished by the tax.

Other provisions addressing a change of control of the Company are contained in various Company plans applicable to the Named Executive Officers as well as to other employees. We believe that these change of control arrangements benefit the Company and its stockholders by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring; and by helping the Company recruit employees who may have similar agreements with other companies.

What tax and accounting rules does the Company take into account in designing its compensation programs?

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Company’s principal executive officer or to any of the

Company’s three other highest-paid executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

Does the Company have a policy for recouping performance-based compensation in the event of an earnings restatement?

The Company has no specific policies to adjust or recoup prior performance-based compensation. However, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period. In addition, the Company will comply with any statutory recoupment requirements under the Dodd-Frank Act once such requirements are finalized.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE
Chinh E. Chu (Chairman)
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

Employment Agreements

The Company is party to agreements with each of the Named Executive Officers.

Employment Agreement with Mr. Fasola

The Company entered into an employment agreement with Mr. Fasola in September 2010, pursuant to which he was to initially be the President and Chief Operating Officer and subsequently the Company’s Chief Executive Officer, which occurred effective April 1, 2011. The agreement has an initial term of three years and will thereafter automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Mr. Fasola initially received an annual base salary of $700,000 and such annual base salary was increased to $750,000 upon his appointment as the Company’s Chief Executive Officer. For each fiscal year of the Company (after 2010) during the term of the agreement, Mr. Fasola will have a target bonus opportunity of 100% of his then current annual base salary and a maximum bonus opportunity of 200% of his then current annual base salary. The Company will withhold one-half of his annual bonus payments (after adjustment for taxes) to purchase Company common stock until such time as Mr. Fasola has acquired an additional $375,000 (after his initial investment of $375,000) in Company common stock at the fair market value of Company common stock on the date that the Company common stock was acquired.

Under the terms of his employment agreement, Mr. Fasola was granted an option to purchase 375,000 shares of the Company’s Class A-1 common stock, as well as 200,000 restricted shares. The stock option granted to Mr. Fasola will vest in twenty equal quarterly installments, through September 30, 2015, subject to the executive’s continued employment through the applicable vesting date (subject to earlier vesting in the case of certain qualifying terminations or a change of control) and, subject to achievement of certain EBITDA goals prior to the first anniversary of the grant date (which were met), the restricted shares granted to Mr. Fasola will vest on the same schedule as the stock options described above.

Mr. Fasola also received a $1.0 million sign-on bonus, $750,000 of which was paid in cash and the remaining $250,000 after adjustment for taxes was paid in shares of the Company’s A-1 common stock. In the event that Mr. Fasola’s employment is terminated by the Company for cause or he resigns without good reason during the 18-month period following the commencement of his employment, Mr. Fasola will be required to repay a pro-rated portion of his sign-on bonus awarded in cash. If Mr. Fasola’s employment is terminated by the Company for cause or he resigns without good reason during the two-year period following the commencement of his employment, the portion of Mr. Fasola’s sign-on bonus awarded in shares of Company common stock will be acquired by the Company at no cost to the Company.

Mr. Fasola’s employment also provides that, during the term of his employment, Mr. Fasola will be eligible to participate in the Company’s equity and any other incentive and deferred compensation plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Fasola’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits pursuant to the Company’s relocation program and up to six months of temporary living expenses in the Dallas/Ft. Worth area. The Company subsequently agreed to extend reimbursement of Mr. Fasola’s living expenses for an additional 7 months (through October 2011) and continues to reimburse Mr. Fasola’s travel expenses from his home in Minnesota to the Company’s headquarters.

Employment Agreements with Messrs. Mahmood and Duke

The employment agreement with Mr. Mahmood was entered into on August 17, 2011 and is effective through August 17, 2013 (subject to automatic renewal for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement). The employment agreement provides for an annual base salary of $400,000, a target annual bonus opportunity of 75% and a maximum annual bonus opportunity of 150%. Mr. Mahmood’s employment agreement also provides for certain severance benefits that are described on page 32.

The employment agreement with Mr. Duke was effective as of April 5, 2006 and the term renews annually for successive one-year terms unless either party notifies the other that it does not wish to renew the employment agreement. The base salary and bonus opportunity provided in Mr. Duke’s employment agreement were changed subsequent to his entering into the employment agreement and his annual base salary is currently $400,000 and his target annual bonus opportunity is 75% and his maximum annual bonus opportunity is 150%. Mr. Duke’s employment agreement also provides for certain severance benefits that are described on page 32.

Letter Agreement with Mr. Smith

Mr. Smith entered into a letter agreement with the Company on August 31, 2011 which sets forth his initial base salary ($320,000), cash bonus (target bonus opportunity of 50%, with target guaranteed for one year from his employment date) and provided for the grant of a stock option to acquire 75,000 shares of Company common stock, as well as standard welfare benefits, relocation and severance on a termination of employment by the Company without cause or by Mr. Smith for good reason. More detail on the severance benefits are set forth on page 33 below.

Transition Agreement with Mr. Hildebrand

In connection with the transition of the senior management team, Mr. Hildebrand entered into a transition agreement with the Company in September 2010. The transition agreement provided that Mr. Hildebrand would continue to serve as the Company’s Chief Executive Officer until the earlier of (i) another employee of the Company being appointed Chief Executive Officer or (ii) June 1, 2011. The transition agreement also provided that Mr. Hildebrand will serve as Chairman of the Board for a one-year term beginning on the date that his term as the Company’s Chief Executive Officer concludes. As discussed above, Mr. Hildebrand’s term as the Company’s Chief Executive Officer concluded on April 1, 2011.

The transition agreement provided that Mr. Hildebrand would remain subject to the terms and conditions of his employment agreement with the Company until he resigned as the Company’s Chief Executive Officer. The severance benefits provided to Mr. Hildebrand under the transition agreement following his resignation date are substantially similar to those provided in the employment agreement (and are described on page 33). Pursuant to the terms of his existing employment agreement, Mr. Hildebrand receives an annual base salary of $1,200,000 and is entitled to a target bonus opportunity of 133.33% and a maximum bonus opportunity of 266.66% of his base salary for each year beginning fiscal year 2010. The transition agreement also provides for the accelerated vesting of certain outstanding equity awards in connection with Mr. Hildebrand resigning as our Chief Executive Officer (as further described on page 33).

Under the terms of his employment agreement, Mr. Hildebrand was granted both an initial long-term incentive award and a 2009 long-term incentive award. Mr. Hildebrand’s long-term incentive awards are generally earned based on the achievement of certain performance goals and vest based on continued employment and pay on fixed payment dates in the future; however, the vesting (and sometimes payment) may be accelerated on certain qualifying terminations of employment or a change of control of the Company.

Under the terms of his employment agreement, Mr. Hildebrand was granted an option to purchase 506,650 shares of the Company’s Class A-1 common stock and 506,650 restricted shares of the Company’s Class A-1 common stock. The Company also granted Mr. Hildebrand a special restricted share award in respect of 25,862 shares of the Company’s Class A-1 common stock. The options granted to Mr. Hildebrand vest in quarterly installments, through June 4, 2014, subject to Mr. Hildebrand’s continued employment through the applicable vesting date. Subject to the achievement of certain EBITDA goals by September 8, 2010 (which were achieved), the restricted shares granted to Mr. Hildebrand (other than the special restricted shares) vest on the same schedule as the stock options granted to him and the special restricted shares vest as to one-third of the shares subject to the grant on the date the award becomes effective, and will otherwise be subject to quarterly vesting through June 4, 2012, in each case, subject to Mr. Hildebrand’s continued employment through the applicable vesting date. As noted above, these awards were subject to accelerated vesting in connection with Mr. Hildebrand resigning as our Chief Executive Officer.

Mr. Hildebrand’s transition agreement also provides for the payment of an annual retainer of (i) $100,000 for his service as a member of the Company’s Board, (ii) $50,000 for his service as Chairman of the Board and (iii) $25,000 for each of the committee(s) of the Board that Mr. Hildebrand serves on.

Separation Agreement and Consulting Agreement with Mr. Westen

In connection with Mr. Westen’s resignation from his role as Executive Vice President and General Counsel, Mr. Westen entered into a separation agreement on September 1, 2011 that provided for (i) a prorata retention payment of $63,800; (ii) an amount equal to the annual bonus that would have been paid with respect to the Company’s 2011 fiscal year that he would have been entitled to had he remained employed through the date on which annual bonuses are paid to other senior executives of the Company, with the actual payment to be based on the achievement of actual performance goals, with such amount reduced by any guaranteed bonus payments that were previously paid to Mr. Westen in 2011 (including guaranteed bonus payments that are paid subsequent to the effective date of the separation agreement); and (iii) the vesting of his initial long-term incentive award granted pursuant to his prior employment agreement (to the extent previously unvested). The separation agreement also provides for the survival of certain restrictive covenants set forth in Mr. Westen’s prior employment agreement.

Mr. Westen also entered into an independent contractor consulting agreement, pursuant to which Mr. Westen provided consulting services on an “as needed” basis through December 31, 2011. The consulting agreement provided for a weekly consulting fee of $17,040, with the consulting fees paid on a monthly basis in arrears. Mr. Westen is also entitled to reimbursement for all reasonable and documented out-of-pocket expenses incurred in connection with providing the consulting services. Mr. Westen’s consulting arrangement also provides for a covenant not to solicit or hire employees of the Company for twelve months following the end of the consulting period.

Separation Agreement with Mr. Heller

Mr. Heller entered into a separation agreement in connection with the termination of his employment with the Company. The separation agreement provides for: (i) a payment in the amount of $600,000 (less applicable withholdings) generally payable in equal installments in accordance with the Company’s regular payroll schedule over a twelve month period; (ii) a lump sum payment in the amount of $36,982.19 that represents the equivalent of twenty-four (24) months of the Company premium payments for continued medical, prescription drug and dental coverage and a tax gross-up for applicable federal income tax and Medicare tax withholdings; (iii) reasonable legal fees up to a maximum of $5,000; (iv) the repurchase (at the request of Mr. Heller no earlier than September 15, 2012) of up to 28,180 shares of the Company’s Class A-2 stock owned by the Mr. Heller, at the fair market value of such shares in effect on the date of purchase; and (v) the Company to cause certain subsidiaries to pay commission payments to which Mr. Heller has an ongoing right under the terms of the Independent Insurance Agent Commission-Only Contract between Mr. Heller and The MEGA Life and Health Insurance Company, dated as of December 22, 2005, in accordance with the terms of such agreement; provided, however, that such commission payments will be calculated using the bonus table (rather than the base table) and will not be subject to a five percent (5%) administrative fee. In connection with Mr. Heller’s separation, he forfeited all outstanding equity awards (including vested and unvested stock options) and any payments not yet paid pursuant to the retention program.

Mr. Heller continues to be subject to a noncompetition covenant through September 15, 2012 and perpetual nondisparagement and confidentiality covenants.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to any persons who served as principal executive officer in 2011, the principal financial officer in 2011, the two next most highly compensated executive officers of the Company serving as such at December 31, 2011 and two former executive officers who would have been one of the three next most highly compensation executive officers had they continued to serve as such at December 31, 2011:

		Year ($)	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Chg in Pension Value and NQ Dfd Comp Erngs ($)	All Other Compensation ($)(12)	Total ($)
Kenneth J. Fasola	(5)	2011	735,577	—	—	—	811,438	—	156,395	1,703,410
President & Chief Executive Officer		2010	161,538	1,203,704	1,468,000	1,196,250	—	—	19,572	4,049,064
		2009	—	—	—	—	—	—	—	—
K. Alec Mahmood	(6)	2011	400,000	150,000	—	—	403,250	—	9,883	963,133
Senior Vice President and Chief Financial Officer		2010	373,462	330,998	700,000	529,735	140,625	—	16,422	2,091,242
		2009	—	—	—	—	—	—	—	—
Derrick A. Duke	(7)	2011	400,000	150,000	—	—	461,250	—	8,755	1,020,005
Senior Vice President, Treasurer & Chief Insurance Officer		2010	—	—	—	—	—	—	—	—
		2009	—	—	—	—	—	—	—	—
Mark H. Smith	(8)	2011	80,000	35,107	—	311,250	—	—	19,189	445,546
Senior Vice President & Chief Operating Officer of Insphere		2010	—	—	—	—	—	—	—	—
		2009	—	—	—	—	—	—	—	—
Phillip J. Hildebrand	(9)	2011	376,921	394,520	—	—	800,000	—	3,740,622	5,312,063
Chairman of the Board and Former Chief Executive Officer		2010	1,200,000	1,760,000	684,004	506,650	1,400,000	—	1,165,468	6,716,122
		2009	1,200,000	2,400,000	10,314,757	2,099,334	3,600,000	—	89,029	19,703,120
Jack V. Heller	(10)	2011	320,000	75,000	—	—	150,000	—	807,501	1,352,501
Former Sr. Vice President and Chief Distribution Officer		2010	400,000	337,264	1,050,000	547,329	150,000	—	236,170	2,720,763
		2009	394,954	—	—	427,390	500,000	—	334,345	1,656,689
B. Curtis Westen	(11)	2011	233,654	175,000	—	—	540,467	—	356,718	1,305,839
Former Executive VP & General Counsel		2010	475,000	522,500	—	—	1,033,333	—	137,882	2,168,715
		2009	445,769	712,500	—	—	1,180,500	—	74,645	2,413,414

(1)	The salary amounts reflect the salary earned from January 1 through December 31 of the applicable year.

(2)	Bonus includes guaranteed annual incentive bonus amounts or amounts paid where no performance criteria was determined prior to payment.

(3)	The amounts reported in the Option Awards column represent the grant date fair value of stock options granted during the year in accordance with FASB ASC Topic 718. Information concerning the assumptions used in the accounting for equity awards is discussed in Note 13 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	The Non-Equity Incentive Plan Compensation column includes non-guaranteed portions of annual incentive compensation payments, payments made under retention programs, as described in Retention Bonuses on page 21, and cash-based LTIP awards that vested during the year. For 2010, no performance criteria were determined prior to payment and annual incentive compensation payments are included in the Bonus column. For 2009, the column includes non-guaranteed portions of annual incentive bonus amounts. 2009 also includes LTIP awards that vested during the year and Transaction Bonuses, pursuant to the executive’s employment agreement.

(5)	Mr. Fasola’s employment began on September 27, 2010.

(6)	Mr. Mahmood was appointed Chief Financial Officer effective October 1, 2010. Prior to his appointment as Chief Financial Officer, he was not an executive officer.

(7)	Mr. Duke’s employment began in 2004. Prior to 2011, Mr. Duke was not an executive officer.

(8)	Mr. Smith’s employment began on October 3, 2011.

(9)	Mr. Hildebrand’s employment began on June 5, 2008 and continued through April 1, 2011. All payments due to Mr. Hildebrand as a result of his separation have been included in the All Other Compensation column in 2011. Mr. Hildebrand became the Chairman of the Board after his employment terminated and all director compensation he received in 2011 is included in the All Other Compensation column.

(10)	Mr. Heller’s employment began on December 18, 2006 and continued through September 15, 2011. All payments due to Mr. Heller as a result of his separation have been included in the All Other Compensation column in 2011.

(11)	Mr. Westen’s employment began on January 26, 2009 and continued through August 12, 2011. All payments due to Mr. Westen as a result of his separation have been included in the All Other Compensation column in 2011. Upon his separation Mr. Westen entered into a consulting agreement with the Company and all compensation as a result of the consulting agreement has been included in the All Other Compensation column in 2011.

(12)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2011:

	Fasola ($)	Mahmood ($)	Duke ($)	Smith ($)	Hildebrand ($)	Heller ($)	Westen ($)
Company 401K Contributions	8,250	8,250	7,133	185	10,308	7,102	11,000
Company Paid Life Insurance	1,155	1,114	1,103	—	1,320	826	730
Tax Gross-ups	56,009	—	—	6,927	18,731	—	1,753
Car Allowance	—	—	—	—	4,000	—	—
Housing /Travel Allowance	73,842	—	—	12,077	—	—	—
Club Dues	17,139	—	—	—	—	—	—
Paid & Accrued Severance	—	—	—	—	2,800,000	600,000	—
Dividends on Vesting Shares	—	—	—	—	662,513	—	—
Relocation Payment	—	—	—	—	75,000	—	—
Cobra Reimbursement	—	—	—	—	—	36,982	—
Other Miscellaneous Payments	—	519	519	—	—	519	—
Consulting Fees	—	—	—	—	—	—	343,235
Director Compensation	—	—	—	—	168,750	—	—
Commissions	—	—	—	—	—	162,072	—

Total Other Compensation	156,395	9,883	8,755	19,189	3,740,622	807,501	356,718

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes earned non-qualified deferred compensation for the Named Executive Officers during 2011.

Name	Executive Contributions 2011 ($)	HealthMarkets Contributions 2011 ($)(1)	Aggregate Earnings 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2011 ($)
Kenneth J. Fasola	—	—	—	—	—
K. Alec Mahmood	—	—	—	—	—
Derrick A. Duke	—	—	—	—	—
Mark H. Smith	—	—	—	—	—
Phillip J. Hildebrand(2)	—	800,000	—	—	1,200,000
Jack V. Heller	—	—	—	—	—
B. Curtis Westen(3)	—	66,667	—	—	100,000

1.	Amounts reported are included in the Named Executive Officer’s Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

2.	Amount represents two-thirds of the $1,200,000 cash LTIP award granted to Mr. Hildebrand in 2009. The $800,000 vested at the time Mr. Hildebrand employment with the Company ended on April 1, 2011. All deferred amounts will be payable to Mr. Hildebrand on the earlier of September 8, 2012 or a change of control.

3.	Amount represents two-thirds of the $100,000 cash LTIP award granted to Mr. Westen in January 2009. $33,334 vested in January 2011 and the remaining 33,333 vested at the time Mr. Westen’s employment with the Company ended on August 12, 2011. All deferred amounts were paid to Mr. Westen on January 26, 2012.

Grants of Plan-Based Awards During Fiscal Year 2011

The following table sets forth information concerning each award granted to the Named Executive Officers in 2011:

			Board Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fasola	(1)	09/27/2010	09/24/2010		767,671	1,475,342
Mahmood	(2)	06/29/2010	06/29/2010	150,000	300,000	600,000
Duke	(2)	06/29/2010	06/29/2010	150,000	300,000	600,000
Smith	(3)	12/12/2011	10/13/2011								75,000	9.58	311,250
	(4)	10/03/2011		160,000	160,000	160,000
Hildebrand	(5)	09/10/2010	09/02/2010	800,000	1,600,000	3,200,000
Heller	(2)	06/29/2010	06/29/2010	150,000	300,000	600,000
Westen	(6)	01/01/2011	10/26/2010		540,000	540,000

(1)	Represents the bonus opportunity for 2011 in accordance with the terms of Mr. Fasola’s employment agreement dated September 24, 2010.

(2)	Represents the annual incentive bonus opportunity for 2011 in accordance with the Company’s retention program. Under the retention program, the executive is guaranteed 50% of his target bonus for 2011. The Threshold amount represents the guaranteed portion of the 2011 target bonus under the retention program.

(3)	The stock options were granted with an exercise price equal to fair market value of the Company’s stock on the date of grant. Options have a ten year term and vest in equal 20% increments on the first five anniversaries of the grant date.

(4)	Represents annual incentive bonus compensation for one year based on current annual salary and targets. The Threshold amount represents the annual incentive compensation guaranteed for the first year of Mr. Smith’s employment. Guaranteed payments made under the program are included in the Bonus Column in the Summary Compensation Table.

(5)	Represents the bonus opportunity for 2011 in accordance with Mr. Hildebrand’s Transition Agreement and the Company’s retention program. Under the retention program, the executive is guaranteed 50% of his target bonus for 2011. The Threshold amount represents the guaranteed portion of the 2011 target bonus under the retention program.

(6)	Mr. Westen entered into a new employment agreement effective January 1, 2011 that provides for a quarterly retention payment of $135,000 at the end of each calendar quarter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2011:

	Options Awards					Stock Awards
Name	# Exercisable	# Unexercisable	Equity Incentive Plan # Unearned	Option Exercise Price ($)	Options Expiration Date	# Unvested	Value of Unvested Stock Awards ($)
Kenneth J. Fasola(1)	93,750	281,250	—	7.34	09/27/2020	150,000	1,437,000
K. Alec Mahmood(2)	30,000	120,000	—	7.00	06/29/2020	80,000	766,400
Derrick A. Duke(2)	30,000	120,000	—	7.00	06/29/2020	80,000	766,400
Mark H. Smith	—	75,000	—	9.58	12/12/2021	—	—
Phillip J. Hildebrand(3)	354,655	—	—	15.43	04/01/2012	—	—
Jack V. Heller	—	—	—	—	—	—	—
B. Curtis Westen	—	—	—	—	—	—	—

(1)

Mr. Fasola’s stock options vest in twenty equal quarterly installments with the first vesting occurring on December 31, 2010. Mr. Fasola’s restricted shares vest in twenty equal quarterly installments with the first vesting occurring December 31, 2010, provided the Company achieves an “Adjusted EBITDA” of $5.0 million in at least one fiscal quarter prior to the first anniversary of the grant date. If the performance hurdle is satisfied after any such restricted shares would have otherwise vested (if the passage of time was the only vesting requirement), the portion of the restricted shares that would have vested will vest on the date the satisfaction of the performance hurdle. The first vesting of Mr. Fasola’s restricted shares occurred on March 17, 2011, upon certification by the Compensation Committee that the performance hurdle had been satisfied as of December 31, 2010.

(2)	The stock options and restricted shares vest in equal 20% installment on each of the first five anniversaries of the grant date and vest in full upon a change of control.

(3)	Mr. Hildebrand’s employment terminated April 1, 2011. The outstanding stock options expired unexercised on April 1, 2012.

Option Exercises and Stock Vested

The following table summarizes exercises of stock options and vesting of restricted shares for the Named Executive Officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth J. Fasola	—	—	50,000	468,000
K. Alec Mahmood	—	—	20,000	187,000
Derrick A. Duke	—	—	20,000	187,000
Mark A. Smith	—	—	—	—
Phillip J. Hildebrand	—	—	185,106	1,727,127
Jack V. Heller	—	—	30,000	280,500
B. Curtis Westen	—	—	—	—

Benefits in Connection with Termination of Employment

The Company is party to agreements with each of Messrs. Fasola, Mahmood, Duke and Smith that provide severance benefits as of December 31, 2011.

The agreements with Messrs. Fasola, Mahmood and Duke provide for substantially similar severance benefits upon the termination of the executive’s employment by the Company without Cause or by the executive for Good Reason or due to death or Disability (as each term is defined in the applicable employment agreement), subject to the executive’s execution and non-revocation of a release of claims, the executive will be entitled to the following payments and benefits:

•

an amount equal to the sum of (i) one year of base salary and (ii) one times the executive’s target bonus for the year of termination, payable in equal installments over a one-year period (or in a lump sum within 30 days following the date of his termination if the termination occurs within two years following a change of control);

•

if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days the executive was employed in the applicable performance period;

•	12 months of continued health and life insurance benefits; and

•

the portion of any outstanding equity awards which vests solely based on time/service that would have vested if the executive had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination of employment.

Mr. Fasola’s agreement also provides for the following upon certain terminations of employment:

•

if his employment is terminated without Cause or for Good Reason less than 18 months after the commencement of his employment, he will be entitled to relocation back to Minneapolis, Minnesota on the same terms as he was relocated to the Dallas/Ft. Worth area; and

•

if Mr. Fasola’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a change of control (provided such agreement results in a change of control) or (ii) within six months prior to a change of control, each outstanding equity award will be treated as if it had fully vested as of the date of the change of control.

If Mr. Smith’s employment is terminated by Company without Cause or by the executive for Good Reason, subject to the executive’s execution and non-revocation of a release of claims, Mr. Smith will be entitled to a severance payment equal to the sum of (i) one years’ base salary and (ii) seventy five percent of his annual target bonus for the year of termination of employment, payable in equal installments over a one-year period. In addition, the portion of Mr. Smith’s unvested options that would have vested if Mr. Smith had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination.

Mr. Hildebrand was employed as our Chief Executive Officer through April 1, 2011. Consistent with the terms of his transition agreement and his outstanding equity awards, upon resigning as Chief Executive Officer, he became entitled to the following benefits: (i) $2.8 million in severance, payable in equal installments beginning on the 65th day following the termination of his employment and ending on April 1, 2012; (ii) a pro-rata annual bonus for the year of termination of employment ($394,520); (iii) to the extent then unvested, the executive’s initial long-term incentive award will vest and be transferred to him on September 8, 2012 (the vesting of the unvested portion of the initial long-term incentive award with respect to 11,494 shares of common stock was accelerated); (iv) to the extent then unvested, the executive’s 2009 long-term incentive award will vest and be paid to him on June 4, 2012 (the unvested portion of the 2009 long-term incentive award to be vested and paid out is equal to $800,000); (v) 12 months of continued health and life insurance benefits and continued use of the corporate membership in the club previously designated by Mr. Hildebrand until the earlier of the divestiture of the club membership and April 1, 2012; (vi) the accelerated vesting of 126,662 stock options and 156,473 shares of restricted stock, with all vested outstanding stock options to remain exercisable until the earlier of April 1, 2012 or the expiration of the original term of the stock options; and (vii) payment of $75,000 for relocation benefits.

Mr. Heller was employed through September 15, 2011 and, following his execution and non-revocation of a release of claims, he was entitled to the following benefits pursuant to the terms of his separation agreement: (i) a payment in the amount of $600,000 (less applicable withholdings) generally payable in equal installments in accordance with the Company’s regular payroll schedule over a twelve month period; (ii) a lump sum payment in the amount of $36,982.19 that represents the equivalent of twenty-four (24) months of the Company premium payments for continued medical, prescription drug and dental coverage and a tax gross-up for applicable federal income tax and Medicare tax withholdings; (iii) reasonable legal fees up to a maximum of $5,000; (iv) the repurchase (at the request of Mr. Heller no earlier than September 15, 2012) of up to 28,180 shares of the Company’s Class A-2 stock owned by the Mr. Heller, at the fair market value of such shares in effect on the date of purchase; and (v) the Company to cause certain subsidiaries to pay commission payments to which Mr. Heller has an ongoing right under the terms of the Independent Insurance Agent Commission-Only Contract between Mr. Heller and MEGA Life and Health Insurance Company, dated as of December 22, 2005, in accordance with the terms of such agreement; provided, however, that such commission payments will be calculated using the bonus table (rather than the base table) and will not be subject to a five percent (5%) administrative fee. In connection with Mr. Heller’s separation, he forfeited all outstanding equity awards (including vested and unvested stock options) and any payments not yet paid pursuant to the retention program.

Mr. Westen was an employee of the Company through August 12, 2011 and, following his execution and non-revocation of a release of claims, he was entitled to the following benefits pursuant to the terms of his separation agreement: (i) a pro-rata payment of his quarterly cash retention bonus for the third quarter of 2011;

(ii) the annual bonus payment that would have been paid had he remained employed by the Company through the date on which annual bonuses are paid to senior executives of the Company generally, with the actual payment to be based upon the achievement of the applicable performance goals; and; (iii) vesting of his initial long-term incentive award and settlement of such award on the date that it would have been settled had Mr. Westen remained employed through December 31, 2011.

Each of the Named Executive Officers, except for Mr. Smith, is entitled to a gross-up for any taxes imposed under the so-called “golden parachute” excise tax of Section 4999 of the Code, unless the executive’s parachute payments do not exceed 110% of the executive’s “safe harbor” in which case the executive’s payments will be reduced such that the executive is not subject to the tax. In addition, while employed by the Company and for one year following his termination of employment, each of the Named Executive Officers (except for Mr. Smith) is subject to certain non-competition and/or non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If the Named Executive Officers breach the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and the executives will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to them. Mr. Smith will be subject to non-compete, non-solicitation and confidentiality obligations in connection with the receipt of severance under his employment letter, however, the terms of such obligations will be finalized at the time of executing a release in connection with the receipt of severance.

Potential Payments upon Termination or Change-in-Control

Assuming each Named Executive Officer was terminated on December 31, 2011 (except Messrs. Hildebrand, Heller and Westen, whose employment ended in April 2011, September 2011 and August 2011, respectively) and that the fair market value of the Company’s Common Stock was $9.58 on December 31, 2011, then these Named Executive Officers would be entitled to the following payments upon termination of employment or change of control:

		Termination without Cause or for Good Reason	Termination due to Change of Control	Death, Disability	Voluntary Termination or Retirement
Kenneth J. Fasola
Severance	(1)	1,500,000	1,500,000	1,500,000	—
Pro-Rata Bonus	(2)	811,438	811,438	811,438	—
Relocation Benefits	(3)	75,000	75,000	75,000	—
Life, Health & Other Benefits	(4)	15,686	15,686	15,686	—
Acceleration of Restricted Stock	(5)	383,200	1,437,000	383,200	—
Acceleration of Stock Options	(6)	168,000	630,000	168,000	—

		2,953,324	4,469,124	2,953,324	—

K. Alec Mahmood
Severance	(1)	700,000	700,000	—	—
Pro-Rata Target Bonus	(2)	150,000	150,000	—	—
Retention Payments	(7)	—	703,125	—	—
Life, Health & Other Benefits	(4)	15,686	15,686	—	—
Acceleration of Restricted Stock	(5)	191,600	766,400	191,600	—
Acceleration of Stock Options	(6)	77,400	309,600	77,400	—

		1,134,686	2,644,811	269,000	—

Derrick A. Duke
Severance	(1)	700,000	700,000	—	—
Pro-Rata Target Bonus	(2)	150,000	150,000	—	—
Retention Payments	(7)	—	703,125	—	—
Life, Health & Other Benefits	(4)	15,451	15,451	—	—
Acceleration of Restricted Stock	(5)	191,600	766,400	191,600	—
Acceleration of Stock Options	(6)	77,400	309,600	77,400	—

		1,134,451	2,644,576	269,000	—

Mark H. Smith
Severance	(1)	440,000	440,000	—	—

		440,000	440,000	—	—

Phillip J. Hildebrand(8)
Severance	(1)	2,800,000	—	—	—
Pro-Rata Target Bonus	(2)	194,520	—	—	—
Relocation Benefit	(3)	75,000	—	—	—
Initial LTIP	(9)	107,469	—	—	—
2009 LTIP	(10)	1,200,000	—	—	—
Tax gross-up	(11)	61,640	—	—	—
Life, Health & Other Benefits	(4)	1,320	—	—	—
Acceleration of Restricted Stock	(5)	1,623,272	—	—	—
Dividends on Restricted Shares	(12)	662,513	—	—	—
Acceleration of Stock Options	(6)	—	—	—	—

		6,725,734	—	—	—

Jack V. Heller(13)
Severance	(1)	600,000	—	—	—
Legal Fees	(14)	5,000	—	—	—
Life, Health & Other Benefits	(4)	36,982	—	—	—

		641,982	—	—	—

B. Curtis Westen(15)
Pro-Rata Bonus	(2)	227,500	—	—	—
2009 LTIP	(10)	100,000	—	—	—
Retention Bonus	(7)	63,800	—	—	—
Consulting contract	(16)	343,235	—	—	—

		734,535	—	—	—

(1)	Represents one times base salary plus 75% of annual target bonus for Mr. Smith, one times base salary plus one times target bonus for Messrs. Fasola, Mahmood, Duke and Hildebrand and, for Mr. Heller, severance pursuant to the terms of his separation agreement with the Company.

(2)	Represents unpaid pro-rata portion of the 2011 bonus at December 31, 2011 for Fasola, Mahmood and Duke and at the date of termination for Hildebrand and Westen. All amounts are included in 2011 income in the Summary Compensation Table.

(3)	Represents relocation benefits payable upon a termination event.

(4)	Represents the Company-portion of the life and health benefits payable after termination.

(5)	Represents the value of restricted shares that have or will accelerate vesting upon termination at December 31, 2011 or in the case of Mr. Hildebrand the date of termination.

(6)	Represents the intrinsic value of stock options that accelerate vesting upon a termination event. The stock options of Mr. Hildebrand are “under water” and had no value at his termination or at December 31, 2011.

(7)	Pursuant to the terms of the retention program, retention payments vest upon a change of control combined with certain qualifying terminations of employment following the change of control. The retention payments are subject to offset by the amount of any severance paid to the executive; provided, however, that to the extent that such offset is not permitted by applicable law, the amounts reflected above may be greater.

(8)	Mr. Hildebrand’s employment terminated on April 1, 2011. Termination amounts have been provided only in the column entitled “Termination without Cause or for Good Reason”.

(9)	Represents the intrinsic value of 11,494 restricted shares that accelerated vesting upon Mr. Hildebrand’s termination on April 1, 2011.

(10)	For Mr. Hildebrand, the amount represents $400,000 in vested benefits and $800,000 of benefits that accelerated upon Mr. Hildebrand’s termination on April 1, 2011. For Mr. Westen the amount represents $66,667 in vested benefits and $33,333 of benefits that accelerated upon Mr. Westen’s termination on August 12, 2011. All vested amounts have been included in income in the Summary Compensation Table in the year vested.

(11)	Represents estimated tax gross-up for accelerated vesting on Mr. Hildebrand’s Special Restricted Shares.

(12)	Represents dividends payable on restricted shares that vested upon Mr. Hildebrand’s termination on April 1, 2011.

(13)	Mr. Heller’s employment terminated on September 15, 2011. Termination amounts have been provided only in the column entitled “Termination without Cause or for Good Reason”.

(14)	Represents legal fees paid pursuant to the terms of Mr. Heller’s separation agreement with the Company.

(15)	Mr. Westen’s employment terminated on August 12, 2011. Termination amounts have been provided only in the column entitled “Termination without Cause or for Good Reason”.

(16)	Represents the total value of the consulting services provided by Mr. Westen after termination.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 30, 2012 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

Name & Address of Beneficial Owner	Common Shares Beneficially Owned(1)	Percent of Class A-1 Common Stock	Percent of Class A-2 Common Stock	Percent of Total Common Stock
Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	57.9%	—	52.4%
c/o The Blackstone Group 345 Park Avenue, New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	23.7%	—	21.5%
c/o Goldman Sachs & Co. 200 West Street, 28th Floor, New York, NY 10282
DLJ Investor Group	3,378,378.3784	11.9%	—	10.7%
c/o DLJ Merchant Banking Partners One Madison Avenue, New York, New York 10010
Trustees under the HealthMarkets, Inc. InVest	3,203,315.0000	1.4%	93.8%	10.2%
Stock Ownership Plan(2) c/o HealthMarkets, Inc. 9151 Boulevard 26, North Richland Hills, TX 76180
Named Executive Officers and Directors:
Kenneth J. Fasola	391,053.0000	1.4%	—	1.2%
K. Alec Mahmood	124,710.0000	0.4%	—	0.4%
Derrick A. Duke	124,710.0000	0.4%	—	0.4%
Mark H. Smith	—	—	—	—
Jack V. Heller	50,245.0000	0.1%	0.9%	0.2%
B. Curtis Westen	—	—	—	—
Phillip J. Hildebrand	616,628.0000	2.2%	—	2.0%
Chinh E. Chu	—	—	—	—
Jason K. Giordano	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	5,554.0000	0.0%	—	0.0%
David K. McVeigh	—	—	—	—
Neal Pomroy	—	—	—	—
Steven J. Shulman	28,527.0000	0.1%	—	0.1%
All executive officers and directors (14 individuals as a group)	1,341,427.0000	4.6%	0.0%	4.3%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 30, 2012.

(2)	Represents vested shares of common stock held by participants in the HealthMarkets, Inc. InVest Stock Ownership Plan which became effective January 1, 2010 (the “ISOP”).

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information with respect to shares of the Company’s Class A-1 and Class A-2 common stock that may be issued under HealthMarkets’ equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	2,563,560	$10.01	874,637
Equity compensation plans not Approved by security holders(2)	2,269,536	N/A	4,176,670

Total	4,833,096	$5.66	5,051,307

(1)	Includes stock options on Class A-1 common shares outstanding and available for issuance under the 2006 Plan.

(2)	Includes 499,486 Class A-1 common shares to be issued and 1,029,271 Class A-1 shares available for future issuance to designated employees under the ISOP. Also includes 1,770,050 Class A-2 common shares to be issued and 3,147,099 Class A-2 common shares available for future issuance to independent agents under the ISOP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2011. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. At March 30, 2012, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 52.4%, 21.5%, and 10.7%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu, Jason K. Giordano and David K. McVeigh serve as a Senior Managing Director, Principal and Executive Director, respectively, in the Corporate Private Equity group of The Blackstone Group; Adrian M. Jones serves as a Managing Director of Goldman, Sachs & Co.; and R. Neal Pomroy is a Partner and Managing Director and Global Operating Partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1.0 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transactions with the Private Equity Investors

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors, whereby the advisory affiliates agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are, in each case, subject to an upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The Company paid aggregate annual monitoring fees of $12.5 million for 2011 in January 2011. Aggregate monitoring fees of $12.5 million for 2012 were paid in January 2012.

Group Purchasing Organization

The Company participates in a group purchasing organization (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2011 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. In 2011, the Company did not fund any capital calls and received no capital distributions. At December 31, 2011, based on funding by the Company and commitment reductions of $3.6 million by the fund managers, the Company had a remaining commitment to Goldman Sachs Real Estate Partners, L.P. of $1.6 million.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. In 2011, the Company funded a capital call in the amount of $132,000; received capital distributions of $3.2 million; and received a distribution of earnings of $317,000. As of December, 2011, the Company had a remaining commitment to The Blackstone Strategic Alliance Fund L.P. of $458,000.

Other

From time to time, the Company may obtain goods or services from parties in which the Private Equity Investors hold an equity interest. During 2011, the Company held several events at a hotel in which an affiliate of The Blackstone Group holds an equity interest. During 2011, in connection with these events, the Company paid the hotel approximately $601,000. Additionally, employees of the Company traveling on business may also, from time to time, receive goods or services from entities in which the Private Equity Investors hold an equity interest.

AUDIT COMMITTEE REPORT

During 2011, the Audit Committee consisted of three directors. The Audit Committee operates under a written charter. On August 2, 2007, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

The Audit Committee held four (4) meetings in 2011. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2011.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2011 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2011).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committee. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K included management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, but did not include an attestation report of KPMG. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to an exemption from the auditor attestation requirement for non-accelerated filers that permits the Company to provide only management’s report in this annual report.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

AUDIT COMMITTEE

Mural R. Josephson, Chairman	Jason K. Giordano
Steven J. Shulman	Phillip J. Hildebrand

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2011, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2011. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.

In determining the appropriateness of a particular non-audit service to be performed by the independent registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2011 and 2010 were as follows:

	2011	2010
Audit Fees(1)	$1,747,000	$1,378,000
Audit-Related Fees	—	—
All Other Fees	—	—

Total	$1,747,000	$1,378,000

(1)	The 2011 Audit Fees include $247,000 in Audit fees paid in 2011 but attributable to services performed for 2010.

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; and “all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first two categories. All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

PROPOSAL TO RATIFY THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2012. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 no later than December 19, 2012, which is 120 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2012 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

North Richland Hills, Texas

April 18, 2012